CERTIFICATE OF DESIGNATION OF
                            SERIES C PREFERRED STOCK

                                       OF

                              INTERCELL CORPORATION

It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is Intercell Corporation, a Colorado corporation.

         2. The certificate of incorporation of the Company authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, no par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series C issue of Preferred Stock:

         RESOLVED, that Six Hundred (600) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series C Preferred Stock, no par value per share, and shall possess the rights and preferences set forth below:

         Section 1. DESIGNATION AND AMOUNT. The shares of such series shall have no par value per share and shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be Six Hundred (600). The Series C Preferred Stock shall be offered at a purchase price of Ten Thousand Dollars ($10,000) per share (the "Original Series C Issue Price"), with an eight percent (8%) per annum accretion rate as set forth herein.

         Section 2. RANK. The Series C Preferred Stock shall rank: (i) junior to the Company's Series B Preferred Stock and any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series C Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, no par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series C Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. DIVIDENDS. The Series C Preferred Stock will bear no dividends, and the holders of the Series C Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series C Preferred Stock.


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


         Section 4. LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, the Holders of shares of Series C Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of
(i) the Original Series C Issue Price for each outstanding share of Series C Preferred Stock and (ii) an amount equal to eight percent (8%) of the Original Series C Issue Price per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series C Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series C Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

                  (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which any person or entity acquires more than fifty percent (50%) of the voting power of the Company (a "Change of Control") shall be deemed to be a Liquidation Event as defined in Section 4(a); provided further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies shall not be treated as a Liquidation Event as defined in Section 4(a), but instead shall be treated pursuant to Section 5(e)(iii) hereof, and (ii) a consolidation, merger, acquisition, or other business combination of the Company with or into any other non-publicly traded company or companies shall be treated as a Liquidation Event as defined in
Section 4(a). The Company shall not effect any transaction described in subsection 4(c)(ii) unless it first gives thirty (30) business days prior notice of such transaction (during which time the Holder shall be entitled to immediately convert any or all of its shares of Series C Preferred Stock into Common Stock at the Conversion Price, as defined below, then in effect, which conversion shall not be subject to the conversion restrictions set forth in
Section 5(a)).

                  (d) In the event that, immediately prior to the closing of a transaction described in Section 4(c) which would constitute a Liquidation Event, the cash distributions required by Section 4(a) or Section 6 have not been made, the Company shall either: (i) cause such closing to be postponed

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

until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series C Preferred Stock shall be the same as existing immediately prior to such proposed transaction.

         Section 5. CONVERSION. The record Holders of this Series C Preferred Stock shall have conversionrights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each record Holder of Series C Preferred Stock shall be entitled to convert the aggregate Series C Preferred Stock initially issued to such Holder i) at the Fixed Conversion Price (as defined below), at any time after the date that is four (4) months after the date of the Last Closing and ii) at the Variable Conversion Price (as defined below), at the times and in the amounts as follows:

         No. of Months          Percentage of Series C Preferred Stock Initially
After The Last Closing Date     Issued To Such Holder Available For Conversion
---------------------------     ------------------------------------------------
         4 months                                 20%
         5 months                                 40%
         6 months                                 60%
         7 months                                 80%
         8 months                                 100%

provided, however, that a Holder may not convert more than twenty-five percent (25%) of the aggregate number of shares of Preferred Stock initially issued to such Holder at the Variable Conversion Price in any given one month period, beginning on the date that is four (4) months following the Last Closing Date and beginning the same day of each subsequent month thereafter until the date that is eight (8) months following the Last Closing Date (the "Monthly Conversion Limit"). Subsequent to the date that is eight (8) months following the Last Closing Date, there shall be no restrictions on the number of shares of Series C Preferred Stock convertible into Common Stock.

         As used herein, "Last Closing Date" shall mean the date of the last closing of a purchase and sale of the Series C Preferred Stock that occurs pursuant to the offering of the Series C Preferred Stock by the Company.

         The date that is four (4) months following the Last Closing Date and the same day of each subsequent monthly period referenced above are hereinafter referred to singularly as a "Conversion Gate" and collectively as "Conversion Gates". At the applicable Conversion Gate and at any time thereafter, the percentage of the aggregate Series C Preferred Stock initially issued to such Holder which is available for conversion as set forth above is convertible into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

         Number of shares issued upon conversion of one (1) share of Series C Preferred Stock =

                          (.08)(N/365)(10,000) + 10,000
                          -----------------------------
                                Conversion Price

         where,


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


         * N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by Holder of shares of Series C Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series C Preferred Stock for which conversion is being elected, and (ii) the applicable Date of Conversion (as defined in Section 5(b)(iv) below) for the shares of Series C Preferred Stock for which conversion is being elected, and

                  * CONVERSION PRICE = the lesser of (x) $3.25 (the "Fixed Conversion Price"), or (y) 85% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price").

         For purposes hereof, any Holder which acquires shares of Series C Preferred Stock from another Holder (the "Transferor") and not upon original issuance from the Company shall be entitled to exercise its conversion right as to the percentages of such shares specified under
         Section 5(a) in such amounts and at such times such that the number of shares eligible for conversion by such Holder at any time shall be in the same proportion that the number of shares of Series C Preferred Stock acquired by such Holder from its Transferor bears to the total number of shares of Series C Preferred Stock originally issued by the Company to such Transferor (or its predecessor Transferor).

         For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price as reported by the OTC Bulletin Board or the Nasdaq Small Cap Market or the Nasdaq National Market, or if not traded on the OTC Bulletin Board or the Nasdaq Small Cap Market or the Nasdaq National Market, the closing bid price on the over the counter market, the principal national securities exchange or the National Market System on which the Common Stock is so traded and if not available, the mean of the high and low prices on the over the counter market, including but not limited to the Bulletin Board or the Pink Sheets, the principal national securities exchange or the National Market System on which the Common Stock is so traded.











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


                   (b) MECHANICS OF CONVERSION. In order to convert Series C Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion (as defined below), a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company and to First Union National Bank, the custodian of the Common Stock (the "Custodian") stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series C Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Custodian, the original certificates representing the Series C Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or the Custodian as provided above, or the Holder notifies the Company or the Custodian that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue or cause the Custodian to issue to the Holder the number of shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company, Custodian and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error. All Notices of Conversion shall be irrevocable.

                      (i) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series C Preferred Stock into Common Stock.

                     (ii) DELIVERY OF COMMON STOCK UPON CONVERSION. The Company either:

                          (x) shall use its best efforts to cause the Custodian, no later than the close of business on the following business day, and, in any event, shall cause the Custodian, no later than the close of business on the second (2nd) business day after receipt by the Company or the Custodian of a facsimile copy of a Notice of Conversion (the "Custodian's Deadline"), to surrender to a common courier for overnight delivery to the Company's transfer agent (the "Transfer
          Agent") a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid and shall cause the Transfer Agent to countersign the Common Stock

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

          certificate(s) which it receives from the Custodian and, no later than the close of business on the business day following the day it receives the Common Stock certificate(s) and receives written confirmation from the Custodian or the Company that the Custodian or the Company has received all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required)(the "Transfer Agent's Deadline"), to surrender such Common Stock certificate(s) to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company (or to such other address as the Holder shall provide in writing), or

                         (y) shall use its best efforts to cause its Transfer Agent, no later than the close of business on the following business day, and, in any event shall cause its Transfer Agent, no later than the close of business on the second (2nd) business day (the
          "Deadline"), after receipt by the Company or the Custodian of a facsimile copy of a Notice of Conversion and receipt by the Company or the Custodian of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), to issue and surrender for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company (or to such other address as the Holder shall provide in writing) a countersigned certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                     (iii) NO FRACTIONAL SHARES. If any conversion of the Series C Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

                     (iv) DATE OF CONVERSION. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company or the Custodian before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series C Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, for delivery to the Company or the Custodian as provided above, as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                  (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Company will


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

take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (d) AUTOMATIC CONVERSION. Each share of Series C Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date or, if not a business day, the first business day thereafter ("Termination Date") automatically shall either (i) be converted ("Automatic Conversion") into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Termination Date shall be deemed the Date of Conversion with respect to such conversion or, at the Company's option, (ii) be redeemed ("Automatic Redemption") by the Company for cash in an amount equal to the Stated Value (as defined in Section 6(b)(i) below) of the shares of Series C Preferred Stock being redeemed. If the Company elects to redeem, the Company shall send to the Holders of outstanding Series C Preferred Stock notice (the "Automatic Redemption Notice") on the fifth (5th) day immediately preceding the Termination Date, via facsimile of its intent to effect an Automatic Redemption of the outstanding Series C Preferred Stock. If the Company does not send such notice to Holder on such date, an Automatic Conversion shall be deemed to have occurred. If an Automatic Conversion occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Certificate of Designation; provided, however, that the Holders are not required to send the Notice of Conversion contemplated by
Section 5(b). If the Company elects to redeem, each Holder of outstanding Series C Preferred Stock shall send their certificates representing the Series C Preferred Stock to the Company within five (5) days of the date of receipt of the Automatic Redemption Notice from the Company, and the Company shall pay the applicable redemption price to each respective Holder within five (5) days of the receipt of such certificates. The Company shall not be obligated to deliver the redemption price unless the certificates representing the Series C Preferred Stock are delivered to the Company, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i). If the Company elects to redeem under this Section 5(d) and the Company fails to pay the Holders the redemption price within five (5) days of the Termination Date as required by this Section 5(d), then an Automatic Conversion shall be deemed to have occurred and, upon receipt of the Preferred Stock Certificates, the Company shall immediately deliver to the Holders the certificates representing the number of shares of Common Stock to which the Holders would have been entitled upon Automatic Conversion.

                  (e)      ADJUSTMENT TO CONVERSION RATE.

                          (i) ADJUSTMENT TO FIXED  CONVERSION PRICE DUE TO STOCK
SPLIT, STOCK DIVIDEND, ETC. If, prior to the conversion of all of the Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                          (ii) ADJUSTMENT TO VARIABLE  CONVERSION  PRICE. If, at
any time when any shares of the Series C Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the

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

Conversion Price for any conversion of the Series C Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

                          (iii)  ADJUSTMENT DUE TO MERGER,  CONSOLIDATION,  ETC.
If, prior to the conversion of all Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a Change of Control deemed not to be a Liquidation Event pursuant to section 4(c), then the Holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series C Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(e)(iii) unless (a) it first gives thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series C Preferred Stock into Common Stock) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(e)(iii).

                          (iv) NO FRACTIONAL  SHARES.  If any  adjustment  under
this Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

         Section 6.  REDEMPTION BY COMPANY.

                  (a) COMPANY'S RIGHT TO REDEEM UPON RECEIPT OF NOTICE OF CONVERSION. If the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 5(a)), at the time of receipt of a Notice of Conversion pursuant to Section 5, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Series C Preferred Stock submitted for conversion at the Redemption Rate (as defined below), immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Series C Preferred Stock submitted for conversion, the Company shall redeem from among the Series C Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Series C Preferred Stock for conversion.

                          (i)  REDEMPTION  PRICE  UPON  RECEIPT  OF A NOTICE  OF
CONVERSION. The redemption price of Series C Preferred Stock under this Section 6(a) shall be calculated as follows ("Redemption Rate"):

                  Redemption Rate = Stated Value x 117.6%

where,

         "Stated Value" shall have the same meaning as defined in Section 6(b)(i) below.

                          (ii) MECHANICS OF REDEMPTION UPON RECEIPT OF NOTICE OF
CONVERSION. The Company shall effect each such redemption by giving notice to the Holder and to the Custodian of its election to redeem, by facsimile, by 5:00 p.m. New York City time the next business day following receipt of a Notice of Conversion from a Holder, and the Company shall provide a copy of such redemption notice by overnight or two (2) day courier, to (A) the Holder of the Series C Preferred Stock submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Series C Preferred Stock and (B) the Custodian. Such redemption notice shall indicate whether the Company will redeem all or part of the Series C Preferred Stock submitted for conversion and the applicable redemption price.

                  (b) COMPANY'S RIGHT TO REDEEM AT ITS ELECTION. At any time, commencing twelve (12) months and one (1) day after the Last Closing Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series C Preferred Stock; provided that (i) Company shall first provide thirty (30) business days advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning thirty (30) business days prior to the date which is twelve (12) months and one (1) day after the Last Closing Date), and (ii) the Company shall only be entitled to redeem Series C Preferred Stock having an aggregate Stated Value (as defined below) of at least One Million Five Hundred Thousand Dollars ($1,500,000). If the Company elects to redeem some, but not all, of the Series C Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series C Preferred Stock.

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

                          (i)  REDEMPTION  PRICE  AT  COMPANY'S  ELECTION.   The
"Redemption Price At Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Series C Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of Redemption at Company's Election (as defined below), and shall be determined as follows:

DATE OF NOTICE OF REDEMPTION AT COMPANY'S ELECTION             % OF STATED VALUE

12 months and 1 day to 18 months following Last Closing Date          130%
18 months and 1 day to 24 months following Last Closing Date          125%
24 months and 1 day to 30 months following Last Closing Date          120%
30 months and 1 day to 36 months following Last Closing Date          115%

         For purposes hereof, "Stated Value" shall mean the Original Series C Issue Price (as defined in Section 1) of the shares of Series C Preferred Stock being redeemed pursuant to this Section 6(b), together with the accrued but unpaid Premium (as defined in Section 4(a)).

                          (ii)  MECHANICS OF REDEMPTION  AT COMPANY'S  ELECTION.
The Company shall effect each such redemption by giving at least thirty (30) business days prior written notice ("Notice of Redemption At Company's Election") to (A) the Holders of the Series C Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series C Preferred stock register and (B) the Custodian, which Notice of Redemption At Company's Election shall be deemed to have been delivered three
(3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series C Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable Redemption Price At Company's Election, as defined in subsection (b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to section 5, prior to the close of business on the Date of Redemption at Company's Election, any Series C Preferred Stock which it is otherwise entitled to convert, including Series C Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 6(b); provided, however, that the Company shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion pursuant to section 6(a).

                   (c) COMPANY MUST HAVE IMMEDIATELY AVAILABLE FUNDS OR CREDIT FACILITIES. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 6(a) and 6(b) unless it has:

                          (i) the full amount of the  redemption  price in cash,
available in a demand or other immediately available account in a bank or similar financial institution; or

                          (ii) immediately  available credit facilities,  in the
full  amount  of  the  redemption  price  with  a  bank  or  similar   financial
institution; or

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

                          (iii) a firm commitment  agreement with an underwriter
to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                          (iv) a combination of the items set forth in (i), (ii)
and (iii) above, aggregating the full amount of the redemption price.

                  (d)     PAYMENT OF REDEMPTION PRICE.

                          (i)  Each  Holder  submitting  Preferred  Stock  being
redeemed under this Section 6 shall send their Series C Preferred Stock Certificates so redeemed to the Custodian, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Custodian, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

                          (ii) If Company  elects to redeem  pursuant to Section
6(a) hereof, and Company fails to pay Holder the redemption price within the time frame as required by this Section 6(d), then Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section 5(b) hereof. The shares to be issued to Holder pursuant to this provision shall be the number of shares determined using a Conversion Price (as defined in Section 6 hereof) that equals the lesser of (i) the Conversion Price on the date Holder sends its Notice of Conversion to Company and the Custodian via facsimile or (ii) the Conversion Price on the date the Custodian issues Common Stock pursuant to this Section 6(d)(ii).

                  (e) BLACKOUT PERIOD. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first publicly disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

Section 7.        ADVANCE NOTICE OF REDEMPTION.

                  (a) HOLDER'S RIGHT TO ELECT TO RECEIVE NOTICE OF CASH REDEMPTION BY THE COMPANY. Holder shall have the right to require Company to provide advance notice stating whether the Company will elect to redeem Holder's shares of Series C Preferred Stock in cash, pursuant to the Company's redemption rights discussed in Section 6(a).

                  (b) MECHANICS OF HOLDER'S ELECTION NOTICE. Holder shall send notice ("Election Notice") to the Company and such other person(s) as the Company may designate, via facsimile, of the Holder's intention to require Company to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to Section 5) whether Company would elect to redeem a specific number of shares of Holder's Series C Preferred Stock for cash in lieu of issuing Common Stock. Company is required to disclose to Holder what action

Company would take, as set forth in subsection 7(c) below. The Holder is not bound to exercise his, her or its right of conversion by virtue of having delivered a notice pursuant to this Section.

                  (c) COMPANY'S RESPONSE. Upon receipt by the Company of a facsimile copy of an Election Notice, Company shall immediately send, via facsimile, a confirmation of receipt of the Election Notice to Holder, which shall specify that the Election Notice has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the requested advance notice. Thereafter, the Company must respond by the close of business on the next business day following receipt of Holder's Election Notice (1) via facsimile and
(2) by depositing such response with an overnight or two (2) day courier. The Company's response must state whether it would redeem the shares, in whole or in part, or allow conversion into shares of Common Stock without redemption. If Company does not respond to Holder within one (1) business day via facsimile and overnight or two (2) day courier, Company shall be required to issue to Holder Common Stock upon Holder's conversion within the subsequent three (3) business day period of Holder's Election Notice. However, if the Company's Common Stock price decreases so that under the Conversion Rate applicable to such conversion, Company would be required to issue more than an additional ten percent (10%) of shares of Common Stock than Holder would have been entitled to receive if Holder had sent a Conversion Notice on the same date Holder sent Company its Election Notice, then Company shall no longer be bound to convert Holder's Preferred Stock into Common Stock but may elect to redeem for cash.

         Section 8. VOTING RIGHTS. The Holders of the Series C Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the corporation law of the State of Colorado ("Colorado Law"), and no Holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

         Notwithstanding the above, Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to Holder, at least ten 10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under Colorado Law the vote of the Holders of the Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Preferred Stock (except as otherwise may be required under Colorado Law) shall constitute the approval of such action by the class. To the extent that under Colorado Law the Holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series C Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

         Section 9. PROTECTIVE PROVISION. So long as shares of Series C Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Colorado Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

                  (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other Securities so as to affect adversely the Series C Preferred Stock;

                  (b) create any new class or series of stock having a preference over or on parity with the Series C Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series C Preferred; or

                  (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  (d) issue any additional shares of the Series C Preferred Stock after the Last Closing Date.

         In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock, pursuant to subsection (a) above, so as to affect the Series C Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change (notwithstanding the holding requirements set forth in Section 5(a) hereof), or continue to hold their shares of Series C Preferred Stock.

         Section 10. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series C Preferred Stock shall be converted or redeemed pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series C Preferred Stock.

         Section 11. PREFERENCE RIGHTS. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series C Preferred Stock.

         Section 12. EVENTS OF DEFAULT. Upon the occurrence of and during the continuation of an Event of Default (as defined below) and upon delivery of a notice of acceleration by any Holder, the Company shall pay to the Holder an amount (the "Acceleration Payment") equal to one hundred thirty percent (130%) of the Stated Value of the Holder's outstanding Series C Preferred Stock to the date of payment and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment, or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or equity.

         If the Company fails to pay any amounts due pursuant to this Section 12 within five (5) business days of such amounts being due and payable, then the Holder shall have the right at any time, so long as the Company remains in default, to require the Company, upon written notice, to immediately issue, in lieu of such amounts, the number of shares of Common Stock of the Company equal to the amounts owed by Company to the Holder divided by the Conversion Price then in effect on the date the Company issues shares pursuant to this Section 12.

         The Company shall be required promptly upon its knowledge of an Event of Default hereunder to give notice of such Event of Default to the Holder hereof.

         An "Event of Default" shall mean the following:

                  (a) CONVERSION. If the Company fails to issue shares of Common Stock to any Holder upon exercise by such Holder of the Conversion Rights of the Holder in accordance with the terms of this Certificate of Designation, fails to transfer any certificate for shares of Common Stock issued to any Holder upon conversion of any Preferred Stock and when required by the Certificate of Designation or fails to remove any restrictive legend on any certificate for any shares of Common Stock issued to a Holder upon conversion of any Preferred Stock as and when required by this Certificate of Designation or any Subscription Agreement by and between Company and Holders and any such failure shall continue uncured for ten (10) business days;

                  (b) BREACH OF COVENANT. If the Company breached any material covenant or other material term or condition of this Certificate of Designation or any Subscription Agreement by and between Company and Holder (including the failure to have enough stock available for issuance upon conversion), and such breach continues for a period of ten (10) business days after written notice thereof to the Company from the Holder;

                  (c) BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, any Subscription Agreement by and between Company and Holder), shall be false or misleading in any material respect when made;

                  (d) RECEIVER OR TRUSTEE. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed;

                  (e) JUDGMENTS. Any money judgment, writ or similar process shall be entered or filed against the Company or any subsidiary of the Company or any of its property or other assets for more than Five Hundred Thousand Dollars ($500,000), and shall remain unvacated, unbonded or unstayed for a period or twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld; or

                  (f) BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief or debtors shall be instituted by or against the Company or any subsidiary of the Company.

         Section 13. FUTURE OFFERING OF SECURITIES. In the event that in a capital raising transaction, the Company, after the date of this Certificate, issues any Common Stock or debt or equity securities convertible into Common Stock (collectively referred to hereinafter as "Future Equity") and such shares of Common Stock are or will become freely tradable on or prior to eight (8) months following the Last Closing Date pursuant to a registration statement or pursuant to an exemption from the registration requirements of the Securities Act of 1933, the Holders of the outstanding Series C Preferred Stock shall have the right, on the date of the closing of such Future Equity transaction and at any time thereafter, to convert any or all of its outstanding Series C Preferred Stock into Common Stock pursuant to the terms of this Certificate of Designation (notwithstanding the holding requirements set forth in Section 5(a) hereof).


Signed on ____________________, 1996
                                             ___________________________________
                                             Gordon J. Sales, President and CEO
Attest:

____________________________________
_________________, Secretary



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